Exhibit 2.1

            State of Delaware
                Secretary of State
             Division of Corporations
      Delivered 10:00 AM 09/02/2016
       FILED 10:00 AM 09/02/2016
SR 20165635840 - File Number 6119319

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN CORPORATION INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger.

FIRST: The name of the surviving corporation is Safe Lane Systems Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Safe Lane Systems, Inc. a Colorado corporation

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Safe Lane Systems, Inc., a Delaware corporation. FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is Please see attachment - Exhibit A

SIXTH: The merger is to become effective on September 5, 2016

SEVENTH: The Agreement of Merger is on file at 1624 Market St, Suite 202, Denver, Co 80202, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 31st day of August, A.D., 2016.

By:	/s/ Paul Dickman, CEO
Authorized Officer

Name:	Paul Dickman
Print or Type

Title:	Chief Executive Officer

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August 23, 2016, (the "Merger Agreement"), between Safe Lane Systems, Inc., a Colorado corporation ("SLS"), and Safe Lane Systems, Inc., a Delaware corporation ("Merger Co.").

WHEREAS:	On the date hereof; SLS has authority to issue 500,000,000 shares of stock, $0.001 par value per share (the "SLS Common"), of which 450,000,000 common shares are authorized and 50,000,000 Preferred shares authorized in two classes: A & B with 25,118,273 common shares issued and outstanding and 10,000,000 Class A Preferred shares issued and outstanding of Class A Preferred;
WHEREAS:	On the date hereof, Merger Co. has authority to issue 500,000,000 shares of stock, $0.001 par value per share, 450,000,000 of which are Common Shares (the "Merger Co. Common") and 50,000,000 Preferred shares, of which 1,000 shares of common stock are issued and outstanding and owned by SLS; constituting 100% of the issued and outstanding common stock of Merger Co.;
WHEREAS:	The respective Boards of Directors of SLS and Merger Co. have determined that it is advisable and in the best interests of each of such corporations that they merge into a Merger Co. pursuant to Section 252 of the Delaware General Corporation Law, under which Merger Co. would survive as the Company, by the merger of SLS with and into Merger Co., and with each share of SLS Common Stock outstanding converting into one share of Merger Co. Common Stock automatically by virtue of the merger;
WHEREAS:	Under the respective certificates of incorporation of SLS and Merger Co., the SLS Common Stock and Preferred Stock have the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Merger Co. Common and Preferred Stock which will be exchanged therefore pursuant to the merger;
WHEREAS:	The Boards of Directors of SLS and Merger Co. have approved this Merger Agreement, shareholder approval having been obtained by written consent pursuant to Section 252 of the Delaware General Corporation Law;
WHEREAS:	The parties hereto intend that this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, SLS and Merger Co. hereby agree as follows:

1.	Merger. SLS shall be merged with and into Merger Co. (the "Merger"), and Merger Co. shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon filing of a Certificate of Merger providing for an effective date of September 5, 2016 with the Secretary of State of the State of Delaware in accordance with Section 252(c) of the Delaware General Corporation Law (the "Effective Time").

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2.	Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Merger Co., in effect immediately prior to the Effective Time, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until amended as provided therein and under the Delaware General Corporation Law.
3.	Succession. At the Effective Time, the separate corporate existence of SLS shall cease, and Merger Co. be the Surviving Corporation shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of SLS, and Merger Co. shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of SLS, including, without limitation, all outstanding indebtedness of SLS, all in the manner and as more fully set forth in Sections 251-252 of the Delaware General Corporation Law, as applicable.
4.	Directors. The directors of SLS immediately prior to the Effective Time shall be the directors of the Surviving Corporation, Merger Co., at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.
5.	Officers. The officers of SLS immediately preceding the Effective Time shall be the officers of the Surviving Corporation Merger Co., at and after the Effective Time until their successors are duly elected and qualified.
6.	Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
a.	each share of SLS Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of Merger Co. Common Stock; and each share of SLS Class A Preferred Stock shall be changed and converted into and shall be one fully paid and non assessable share of Merger Co. Class A Preferred Stock
b.	each share of SLS Common Stock held in the treasury of SLS immediately prior to the Effective Time shall be cancelled and retired;
c.	each option, warrant, purchase right, unit or other security of SLS convertible into shares of SLS Common Stock shall become convertible into the same number of shares of Merger Co. common Stock as such security would have received if the security had been converted into shares of SLS Common Stock immediately prior to the Effective Time, and Merger Co. shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of Merger Co. Common Stock as SLS had reserved; and
d.	each share of Merger Co. Common Stock issued and outstanding in the name of SLS immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of Merger Co. Common Stock.
7.	Other Agreements. At the Effective Time, Merger Co. shall assume any obligation of SLS to deliver or make available shares of SLS Common Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which SLS is a party. Any reference to SLS Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to Merger Co. Common Stock and one share of Merger Co. Common Stock shall be issuable in lieu of each share of SLS Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

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8.	Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of SLS such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SLS, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of SLS or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.
9.	Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of SLS Common or Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the respective shares of Merger Co. Common Stock, as the case may be, into which the shares of SLS Common or Preferred Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Merger Co. and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Merger Co, or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Merger Co. Common or Preferred Stock, as the ease may be, evidenced by such outstanding certificate, as above provided.
10.	Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.
11.	Compliance with Sections 251 and 252 of the Delaware General Corporation Law. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Sections 251 & 252 of the Delaware General Corporation Law, as may be applicable, including without limitation, the following:
a)	Certificate of Incorporation, Amendments, and By-Laws of Merger Co. At the Effective Time, the Certificate of Incorporation Amendments, and By-Laws of Merger Co. as in effect immediately prior to the Effective Time shall be in the form of the Certificate of Incorporation, Amendments, and By-Laws of Merger Co. as surviving corporation.
b)	Directors and Officers of Merger Co. At the Effective Time, the directors and officers of SLS immediately prior to the Effective Time shall be the directors and officers of Merger Co., in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of Merger Co.
c)	Filings. Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State and a Statement of Merger shall be filed in Colorado with the Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation, Merger Co., contemplated by this Agreement, the Surviving Corporation, Merger Co., shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

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12.	Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of Merger Co. and SLS, by action of the board of directors of SLS if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of SLS and its stockholders.
13.	Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
14.	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.
15.	Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, Merger Co. and SLS have caused this Merger Agreement to be executed and delivered as of the date first above written.

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CERTIFICATE OF SECRETARY
OF
Safe Lane Systems, Inc.,
a Delaware Corporation

I hereby certify that the Agreement and Plan of Merger has been adopted pursuant to Sections 252 of Delaware General Corporation Law as applicable and that the Resolutions of the Board of Directors authorizing the Agreement and Plan of merger are attached hereto as Exhibit A

Safe Lane Systems, Inc. A Delaware Corporation
Dated 8/29/2016
/s/ Paul Dickman
Paul Dickman, Secretary

STATE OF COLORADO

COUNTY OF BOULDER

Before me, a Notary Public in and for said County, personally appeared Paul Daniel Dickman, the Secretary of Safe Lane Systems (the “Company”), on the 29th day of August, 2016, who certified that the foregoing Certificate of Secretary is true, correct and accurate to the best of his/her knowledge.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

Sworn and subscribed before me this 29th day of August, 2016.

/s/ A G DelPizzo
Notary Public

Commission Expires: 11/22/2018

ANA G DELPIZZO

NOTARY PUBLIC

STATE OF COLORADO